Exhibit 10(AB)

April 24, 2018

Mr. Mike Murtagh

Dear Mike:

Congratulations on your new role within Carpenter. This memo will outline the changes in compensation and benefit programs and supercedes any prior memos or understandings regarding this subject matter.

•	Title: Vice President and Group President--Specialty Alloy Operations (SAO)

•	Effective date: July 1, 2018

•	Annual Base Salary: $420,250.00

•	Salary Grade: 25

•	Location: Philadelphia

•
Annual Bonus Plan: You will be eligible to participate in the Company’s Bonus Compensation Plan or such successor arrangement (if any) as the Board may from time to time approve. Your target annual bonus opportunity for this role is 55% of your annual base salary pro-rated based on earnings received during fiscal year 2019.

•
Long Term Incentive Grants: The Company generally grants equity awards to its senior executives annually. The terms of these awards are determined by the Compensation Committee of Carpenter’s Board of Directors. You will be eligible to receive an annual award at the time these grants are made to all employees in similar positions. The current value of the annual equity incentive for your position is $400,000.00 The total value of the grant awarded to you in August 2018 will be $550,000.00

•	Health Benefits, 401K Savings Plan, Vacation Benefit: remain the same as you currently have available to you.

Please indicate your acceptance by signing below and returning the original copy of this letter to me.

Sincerely,

/s/ John Rice

John Rice
Vice President Human Resources

Exhibit 10(AB)

By execution of this offer letter, you agree that this offer by Carpenter will be “at will” and either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

ACCEPTED:                        DATE:

/s/ Michael Murtagh             8/7/2016
Michael Murtagh